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                                                                     EXHIBIT 2.4




                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                             OAK INVESTMENT PARTNERS

                                       AND

                         INTELLIGENT SYSTEMS CORPORATION

                                 DATED 3/31/97

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is made March 31, 1997, by and among Intelligent Systems Corporation, a Georgia corporation ("Seller"), on the one hand, and Oak Investment Partners V, Limited Partnership and Oak V Affiliates Fund, Limited Partnership, both Delaware limited partnerships ("Buyers"), on the other hand. Seller owns shares of common stock, $.01 par value ("Common Stock"), of PaySys International, Inc., a Florida corporation ("PaySys"). Seller desires to sell a portion of the Common Stock to Buyers, and Buyers desire to purchase such portion of the Common Stock. Therefore, in consideration of the mutual covenants and conditions contained herein, the parties do hereby agree as follows.

1.       Purchase and Sale of Common Stock.

         (a) Sale and Purchase of Common Stock. Subject to the terms and conditions set forth in this Agreement, Seller hereby sells to Buyers, and Buyers hereby purchase from Seller, an aggregate of 50,537 shares of the Common Stock (the "Shares").

         (b) Purchase Price. Simultaneously with the execution and delivery of this Agreement, Buyers shall pay Seller an aggregate of Two Million Dollars ($2,000,000), the purchase price of the Shares (approximately $39.575 per Share).

         (c) Delivery of Shares. Simultaneously with the execution and delivery of this Agreement, Seller shall deliver to Buyers certificates representing all of the Shares, in such separate denominations as Buyers shall determine, endorsed in blank for transfer to Buyers or accompanied by a stock transfer power executed in blank.

2.       Obligation to Transfer Additional Shares.

         (a) If PaySys is a Public Company in One Year. If by the first anniversary of this Agreement (the "First Anniversary") the Company has sold shares of the Common Stock to the public pursuant to a registration statement effective under the Securities Act of 1933 in a firm commitment underwritten public offering, and if the Average Fair Market Value per Share on the First Anniversary (as defined below) is less than $51.45 per Share (the "Target Market Price"), then within 15 days after the First Anniversary Seller shall transfer to Buyer" for no further consideration a number of shares of Common Stock (the "Additional Public Shares") determined by dividing $2,600,000 by the Average Fair Market Value per Share on the First Anniversary, subtracting 50,537 (the number of Shares) from that number, and rounding up to the nearest whole number of shares.

         For purpose of this subsection 2(a), "Average Fair Market Value per Share on the First Anniversary" shall mean the average for the last 20 trading days before the First Anniversary (or if such public sale was closed during such 20 trading-day-period, the average for the number of trading days immediately following such public sale and
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before the First Anniversary) of either (i) or (ii) below, whichever is applicable:

         (i) if the Common Stock is traded on a national securities exchange, the closing sales price of a share of Common Stock, regular way, on such exchange on each such trading day; or

         (ii) if the Common Stock is not traded on any national securities exchange, the average of the closing high bid and low-asked prices of the Common Stock on the over-the-counter market on each such trading day, or in the absence of closing bids on a particular trading day, the closing bids on the next preceding trading day on which there were bids.

Such transfer shall be accomplished by Seller delivering to Buyers certificates representing the Additional Public Shares in such separate denominations as Buyers shall determine, endorsed in blank for transfer to Buyers or accompanied by stock transfer powers executed in blank.

         (b) If PaySys is a Private Company in One Year. If by the First Anniversary the Company has not sold shares of the Common Stock to the public pursuant to a registration statement effective under the Securities Act of 1933 in a firm commitment underwritten public offering, then within 15 days after the First Anniversary Seller shall transfer to Buyers for no further consideration an aggregate of 18,377 shares of Common Stock (the "Additional Private Shares"). Such transfer shall be accomplished by Seller delivering to Buyers certificates representing the Additional Private Shares in such separate denominations as Buyers shall determine, endorsed in blank for transfer to Buyers or accompanied by stock transfer powers executed in blank.

         (c)      Adjustments Under Subsections (a) and (b).

                  (i) If before the First Anniversary the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of PaySys by reason of a stock split, reverse stock split, combination, stock dividend, recapitalization or reclassification, the Target Market Price and the aggregate number and kind of Additional Public Shares or Additional Private Shares shall be appropriately adjusted.

                  (ii) For purposes of determining the number of Additional Private Shares, if before the First Anniversary PaySys shall issue any options or warrants exercisable for Common Stock or for any securities convertible into Common Stock (other than any options or warrants already identified on Exhibit A hereto), or shall issue any securities convertible into Common Stock, and the aggregate price per share of Common Stock to be paid upon the exercise of such options or warrants, or upon the conversion of such convertible securities (when added to the price, if any, paid for such convertible securities and allocable to the shares of Common Stock issuable upon conversion), is less than


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$39.575 per share (adjusted if appropriate in any of the events identified in subsection (c)(i) above), the number of Additional Private Shares shall be appropriately adjusted to account for the proportionate potential dilution to the value of the Shares caused by the issuance of such options, warrants or convertible securities.

         (d) Restrictions on Transfer. In connection with the contingent obligation of Seller to transfer either the Additional Public Shares or the Additional Private Shares to Buyer, Seller agrees that it shall not sell, transfer, pledge or otherwise encumber 25,000 shares of Common Stock (the "Restricted Shares") for 13 months after the date hereof, and that a legend will be affixed to the certificate(s) representing the Restricted Shares referencing the restrictions contained in this subsection (d).

         (e) Registration Rights; Further Assurances. Seller shall use its best efforts to cause PaySys to grant registration rights to Buyers on the same terms and conditions as any such rights heretofore or hereafter granted by PaySys to Seller, and shall use its best efforts to provide that the Shares, any Additional Public Shares and any Additional Private Shares be freely transferable by Buyers promptly after the consummation of an initial public offering by PaySys; provided, however, Seller shall not be required to do anything under this subsection (e) that would, or reasonably could be expected to, adversely impact PaySys' ability to raise additional funding in a public offering or otherwise, or SelIer's ability to participate as a selling shareholder in any such transaction, or otherwise adversely impact the existing PaySys shareholders.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyers as follows:

         (a) Organization of PaySys. PaySys is a corporation duly incorporated and validly existing under the laws of Florida and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets.

         (b) Capitalization of PaySys. The authorized capital stock of PaySys consists of 30,000,000 shares of Common Stock and 10,000,000 shares of $.01 par value preferred stock. At the date hereof, 1,333,494 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of preferred stock are issued and outstanding. Except as disclosed on Exhibit A hereto, as of the date hereof there are no options, warrants, convertible securities or other rights or agreements under which PaySys may be required to issue additional shares of Common Stock.

         (c) Organization of Seller. Seller is a corporation duly incorporated and validly existing under the laws of Georgia and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets.


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         (d)      Authority. Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and all transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as the same may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and general equitable principles (whether applied in law or equity) and (ii) judicial discretion in the enforcement of legal or equitable remedies.

         (e) No Conflict. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any articles of incorporation or bylaws of Seller, or (ii) conflict with, violate, or constitute a default under, any mortgage, agreement, lease, license, permit or other instrument to which Seller is a party or by which any of its assets or properties is bound or affected, or (iii) result in the creation of any lien or encumbrance on any of the Shares.

         (f) Title to Shares. Seller is the record and beneficial owner of the Shares, and holds good and marketable title to the Shares free and clear of all transfer restrictions, security interests, liens, encumbrances, claims and options; and immediately after Seller's sale of the Shares to Buyers hereunder, Buyers will hold good and marketable title to the Shares free and clear of all transfer restrictions, security interests, liens, encumbrances, claims and options, other than those created or suffered to exist by Buyers or either of them.

         (g) Financial Statements. Attached hereto as Schedule 3(g) are the audited balance sheet of PaySys as of December 31, 1996 and the related audited statements of operations, cash flows and stockholders' equity for the year ended December 31, 1996, in each case certified by Ernst and Young LLP. All such financial statements (i) are true, correct, and complete; (ii) are in accordance with the books and records of PaySys; (iii) present fairly the financial position and results of operations of PaySys as of the dates and periods indicated; and (iv) have been prepared in accordance with generally accepted accounting principles.

         (h) Use of Proceeds. Seller will use the proceeds of the sale of the Shares to make an investment in Visibility Inc., a Georgia corporation, pursuant to the terms of a Convertible Note Purchase Agreement dated March 31, 1997 by and among Visibility Date Inc., Seller, Buyers, Grubb & Williams, Ltd., GW Investments, Ltd. and Mentec Limited.

4. Representations and Warranties of Buyer. Each Buyer hereby represents and warrants to Seller as follows:


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         (a)      Organization. Buyer is a limited partnership duly organized and validly existing under the laws of Delaware and has all requisite power and authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets.

         (b) Authority. Buyer hen full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and all transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer and its partners, and this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as the same may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and general equitable principles (whether applied in law or equity) and (ii) judicial discretion in the enforcement of legal or equitable remedies.

         (c) No Conflict. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of Buyer's Agreement of Limited Partnership or other governing documents, or (ii) conflict with, violate, or constitute a default under, any mortgage, agreement, lease, license, permit or other instrument to which Buyer is a party or by which any of its assets or properties is bound or affected.

         (d)      Investment Representations.

                  (i) Buyer is acquiring the Shares for investment for its own account and not with a view to, or for, resale, transfer or distribution, and that Buyer has no intention of participating, directly or indirectly, in a distribution of the Shares or any portion thereof.

                  (ii) Buyer understands and acknowledges that the transfer of the Shares has not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or under the Georgia Securities Act of 1973 (the "Georgia Act") or the securities or Blue Sky laws of any other jurisdiction, and that the Shares will be transferred in reliance upon exemptions contained in the such Acts and such laws. Further, Buyer understands that PaySys is under no obligation to register the transfer of the Shares under the 1933 Act, the Georgia Act or any such other laws, or to take any other action necessary in order to comply with an available exemption.

                  (iii) Buyer understands and acknowledges that a legend will be placed on the certificates evidencing the Shares, or any substitutions there fore, substantially to the effect of subsection (d)(ii) above.


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5.       Miscellaneous.

         (a) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing; shall be delivered by U.S. mail (certified, return receipt requested), hand delivery, overnight courier (such as FedEx), or fax; shall be deemed to have been given at the earlier of the time it is actually received or, if sent by U.S. mail (certified, return receipt requested), five days after the day when deposited in the U.S. mail (the return receipt constituting prima facie evidence of the giving of such notice, request, demand or other communication) delivered or addressed to the address below or to such other address of which a party subsequently may give notice to the other party.

To Buyers:        Oak Investment Partners V, Limited Partnership
                  Oak V Affiliates Fund, Limited Partnership
                  One Gorham Island
                  Westport, Connecticut 06880
                  Attention: Edward F. Glassmeyer
                  FAX: (203) 227-0372

                  with a copy to:

                  Julie M. Allen, Esq.
                  O'Sullivan Graev & Karabell, LLP
                  30 Rockefeller Plaza
                  New York, NY 10112
                  FAX: (212) 408-2420

To Seller:
                  Intelligent Systems Corporation
                  4355 Shackleford Road
                  Norcross, GA 30093
                  Attention: President
                  FAX: (770) 381-2808

                  with a copy to:

                  Nelson Mullins Riley & Scarborough, L.L.P.
                  First Union Plaza, Suite 1400
                  999 Peachtree Street, N.E.
                  Atlanta, Georgia 30309
                  Attention: Philip H. Moise, Esq.
                  FAX: (404) 817-6050

         (b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, successors-in-title, legal representatives, heirs, executors and lawful assigns.

         (c) Entire Agreement. The Agreement constitutes the entire agreement between the parties with respect to the Shares, and supersedes and is in full substitution for any and all prior


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agreements and understandings, written or oral between the parties relating to the Shares.

         (d) Descriptive Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         (e) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be an original, but all of which together shall constitute one instrument.

         (f) Amendments and Waivers. No modification, termination, extension renewal or waiver or any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party. A waiver on one occasion shall not be construed as a waiver of any right on any future occasion. No delay or omission by a party in exercising any of its rights hereunder shall operate as a waiver of such rights.

         (g) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Georgia.

         (h)      Survival. The representations and warranties of Seller in
Section 3 hereof and the representations and warranties of Buyers contained in
Section 4 hereof shall survive the execution and delivery of this Agreement and the transfer of the Shares. '

         (i) Fees. Seller and Buyers shall each pay one-half of the legal fees incurred by Seller and Buyers related to the preparation and review of this Agreement and the consummation of the transactions contemplated herein. '

         The parties each have executed this Agreement as of the date stated on the first page.


                                             SELLER:

                                             Intelligent Systems Corporation


                                             By: /s/ J. Leland Strange
                                                 ---------------------------
                                                 J. Leland Strange
                                                 President




                       [Signatures continue on next page]


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            [STOCK PURCHASE AGREEMENT - continuation of signatures]

                                             BUYERS:

                                             Oak Investment Partners V,
                                             Limited Partnership

                                             By: Oak Associates V, L.L.C., as
                                                 General Partner


                                                 By:  /s/
                                                     ---------------------------
                                                     A Managing Member


                                             Oak V Affiliates Fund, Limited
                                             Partnership

                                             By: Oak V Affiliates, as General
                                                 Partner


                                                  By: /s/
                                                     ---------------------------
                                                     A General Partner






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                      Exhibit A to Stock Purchase Agreement


                   Options, Warrants, Convertible Securities
                         or Other Rights or Agreements



                                                             Number of Common
                                                             Shares Subject to
Holder of Right                     Form of Right            Right
---------------                     -------------            -----------------
Intelligent Systems Corp.           Warrant                     55,521
Sirrom                              Warrant                     30,000
Employee TIP                        Option                         350
David Black                         Warrant                     10,535
                                    Option                      38,046
                                    Option                      16,194
                                    Warrant                    110,411
Jerry Vaughn                        Warrant                     10,535
Dan Cone                            Option                      13,000
Harry Hall                          Option                      10,000
Mike Casey                          Option                      10,000
Henry Stewart                       Option                       5,000
Steve Grubb                         Option                      82,016
                                    Option                      16,194
                                    Warrant                    110,411
Employee options issued
2/4/97                              Options                     43,415
TOTAL                                                          561,628




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